Exhibit 99.1

Investors:    BMS Value Partners
              Betsy Brod, (212) 750-5800

MILLENNIUM CELL ACQUIRES GECKO ENERGY TECHNOLOGIES
-- Millennium Cell and Gecko to develop hydrogen batteries for portable device markets --

Eatontown, NJ—December 29, 2006 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology, today announced that the company has acquired all of the remaining outstanding shares of Gecko Energy Technologies, Inc. through a merger of Gecko with a subsidiary of the company. For this transaction, the company issued 2,000,000 common shares for approximately 66% of Gecko’s outstanding shares owned by its two founders. Millennium Cell had previously owned approximately 34% of the outstanding shares of Gecko.

In February of 2006, the companies entered into a three year agreement to focus on the development of Gecko’s PowerSkin™ fuel cell technology to support the application of hydrogen batteries in portable electronic devices. Since that time, the collaboration has resulted in the development and small scale manufacturing of PowerSkin™, a thin passive planar fuel cell module that we believe is a leap forward in the architecture of power sources for portable devices. Earlier this year the companies collaborated to power a wireless camera and have received interest in these power sources from a number of potential customers. The two companies will initially focus on developing fuel cell power products to address military and consumer electronics applications that require less than 20 watts of power.

“Our joint development programs with Gecko have convinced us that their fuel cell products will be successful in handheld devices and sensors that are used by commercial and military applications,” stated Adam Briggs, President, Millennium Cell. “Prospective OEM partners prefer a complete solution to their power needs and the integration of Millennium Cell’s Hydrogen on Demand® fuel cartridge technology with Gecko’s thin planar PowerSkin™ fuel cells provides a high performance solution at a lower cost than any other fuel cell technology. We are pleased with the initial success and acceptance that we have experienced working with the Gecko team and look forward to accelerating our business plan with our combined organizations.”

“We are very excited by the rapid development Gecko’s PowerSkin™ technology into a complete system utilizing Millennium Cell’s Hydrogen on Demand® technology. Our successful joint demonstration of a fuel cell powered wireless night vision camera was made possible by the tremendous synergy between each of our company’s technologies and people”, commented Dr. Ronald Kelley, Co-founder and President, Gecko Energy Technologies. “We are working to develop low cost power solutions that provide the design flexibility and high performance that our potential customers require. This transaction gives us the added depth and breadth that we need to meet that goal.”

“Through our joint efforts with Millennium Cell over the past several months, we have become convinced that the Hydrogen on Demand® technology is the best fuel technology for our power source products. By merging the two companies we can develop products around the two technologies in a more efficient fashion,” added Steve Pratt, Gecko Co-founder and Chief Operating Officer.

Prior to the merger, Millennium Cell had invested approximately $1.5 million in cash and services for its initial 34% interest. The common shares of Millennium Cell acquired by the founders of Gecko are subject to a one-year holding period. Gecko will operate as a separate, wholly-owned subsidiary of Millennium Cell and the founders will remain with Gecko under the terms of employment agreements between the founders and Millennium Cell’s wholly owned subsidiary. Other agreements between Millennium Cell and Gecko that were entered into at the time of the original investment by Millennium Cell have been modified or terminated to reflect the changed circumstances of Gecko becoming a wholly-owned subsidiary.

About Millennium Cell

Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” “on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Investment Considerations” in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2005.

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